Exhibit 1.1

AVANIR PHARMACEUTICALS, INC.

AMENDMENT NO. 3 TO

SALES AGREEMENT

May 7, 2014

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated August 8, 2012, as amended by Amendment No. 1, dated July 5, 2013, and Amendment No. 2, dated December 10, 2013, including the Schedules thereto (as so amended, the “Sales Agreement”), between Cowen and Company, LLC (“Cowen”) and Avanir Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to which the Company agreed to sell through Cowen, as sales agent, shares of common stock, par value $0.0001 per share, of the Company. All capitalized terms used in this Amendment No. 3 to Sales Agreement between Cowen and the Company (this “Amendment 3”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. Cowen and the Company agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is amended as follows:

1. The first sentence of Section 1 of the Sales Agreement is hereby deleted and replaced with the following:

“The Company agrees that, from time to time after May 7, 2014 and during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Cowen, acting as agent and/or principal, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000, which amount available for sale is in addition to any offer and sales of shares remaining unsold under this Agreement pursuant to the Prospectus Supplement dated December 10, 2013.”

2. Schedule 1 is amended by replacing the words “as amended on July 5, 2013 and December 10, 2013” with “as amended on July 5, 2013, December 10, 2013 and May 7, 2014.”

3. The first sentence of the Officer Certificate attached as Exhibit 7(m) is amended by replacing the words “as amended on July 5, 2013 and December 10, 2013” with “as amended on July 5, 2013, December 10, 2013 and May 7, 2014.”

B. Sales Agreement Prospectus. Within two (2) business days of the date hereof, the Company shall file a prospectus supplement to the Base Prospectus dated August 8, 2012, pursuant to Rule 424(b), reflecting this Amendment 3.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D. Counterparts. This Amendment 3 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment 3 by one party to the other may be made by facsimile or email transmission.

E. Governing Law. This Amendment 3 shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

AVANIR PHARMACEUTICALS, INC.

By:	/s/ Christine G. Ocampo
Name:	Christine G. Ocampo
Title:	Vice President of Finance

ACCEPTED as of the date first-above written:

COWEN AND COMPANY, LLC

By:	/s/ Kevin Raidy
Name:	Kevin Raidy
Title:	Managing Director, Co-Head of Investment Banking

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AVANIR PHARMACEUTICALS, INC. – AMENDMENT NO. 3 TO SALES AGREEMENT